Exhibit 99.1

Poniard Pharmaceuticals Announces Updated Results of Picoplatin Phase 2 Trial Demonstrating
Survival Benefit in Small Cell Lung Cancer Patients

Results Presented at 12th World Conference on Lung Cancer in Seoul

South San Francisco, Calif. (September 4, 2007) – Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on oncology, today announced that updated results of its Phase 2 clinical trial of picoplatin confirm and extend the previously announced interim data analysis, which demonstrated a survival benefit in patients with recurrent small cell lung cancer (SCLC) who have relapsed within six months of first-line therapy. The company also for the first time announced the median one-year survival rate of 17.6 percent in the Phase 2 population of mostly platinum-refractory and -resistant patients studied in this trial. Picoplatin, the Company’s lead product candidate, is currently being evaluated in the pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial in SCLC, which is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA). The SPEAR trial is being conducted in platinum-refractory, -resistant, and -sensitive SCLC patients who have failed or relapsed from initial therapy within six months of initial treatment and is comparing picoplatin treatment with best supportive care to best supportive care alone. The median overall survival is approximately 17 to 22 weeks for patients with recurrent SCLC who are treated with existing second-line chemotherapies, according to the 2007 National Comprehensive Cancer Network practice guidelines.

“These updated Phase 2 data are consistent with earlier studies of picoplatin in this difficult-to-treat patient population and compare favorably with the median survival for the entire population of relapsed patients who receive other second-line chemotherapy,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard. “These results are promising because patients with platinum-resistant and -refractory small cell lung cancer have very limited treatment options. They typically experience rapid disease progression and low overall survival following treatment with existing chemotherapies, which have significant toxicities.”

The updated picoplatin Phase 2 data were presented during a poster discussion session at the International Association for the Study of Lung Cancer’s (IASLC) 12th World Conference on Lung Cancer in Seoul, Korea.

Additional Phase 2 Study Findings

In addition to the overall and one-year survival findings, the updated analysis of results from the open-label, multi-center Phase 2 trial showed that the disease control rate was 48.1 percent in the 77 evaluable patients. This is similar to that observed with currently available treatments, but with a more manageable side effect profile and less frequent administration. At the time of the updated analysis, 63 patients had died from disease progression. The most common side effects were hematologic and included thrombocytopenia, anemia and neutropenia. No grade 3 or 4 neurotoxicity or nephrotoxicity and no treatment-related deaths occurred.

Pivotal Phase 3 SPEAR Trial Design

Poniard’s ongoing international, multi-center, randomized, controlled SPEAR trial is comparing picoplatin plus best supportive care to best supportive care alone to evaluate the efficacy of picoplatin after relapse. Best supportive care includes care and treatment to optimize the comfort of patients and their ability to function, as well as to minimize the side effects of palliative cancer treatments. The primary efficacy endpoint is overall survival, with overall response rates, progression-free survival and disease control also being evaluated. The trial, which is enrolling patients who are refractory to, or who have progressed within six months of completing, treatment with first-line platinum chemotherapy (cisplatin or carboplatin), is being conducted at clinical sites in Europe and India.

“Since the initiation of the SPEAR trial in the second quarter of 2007, we have made significant progress in opening approximately 100 clinical sites and in treating patients,” said David A. Karlin, M.D., senior vice president, clinical development and regulatory affairs for Poniard. “We anticipate reaching our enrollment target in the first half of 2008, potentially supporting a New Drug Application filing in 2009.”

About Picoplatin Picoplatin is a new generation platinum chemotherapy agent. It was designed to overcome platinum resistance and to prolong the time to relapse after chemotherapy in the treatment of solid tumors, and to have an improved safety profile compared with existing platinum-based chemotherapeutics. Poniard received orphan drug designation from the FDA in November 2005 for picoplatin for the treatment of SCLC.

In addition to the ongoing SPEAR trial, Poniard is also evaluating intravenous picoplatin in an ongoing Phase 1 clinical trial as a first-line treatment for metastatic colorectal cancer and in an ongoing Phase 2 trial in combination with docetaxel (Taxotere(R)) and prednisone in patients with metastatic hormone-refractory prostate cancer.

About Small Cell Lung Cancer

SCLC is the most aggressive and deadly form of lung cancer and accounts for approximately 20 percent of all lung cancer cases. The current two-year survival rate for patients with extensive SCLC is less than 10 percent with current management options. The estimated incidence of lung cancer in the United States in 2006 was 174,500, according to the National Cancer Institute. The estimated incidence in Europe in 2006 was 386,300, according to the International Agency for Research on Cancer.

SCLC is currently treated with platinum therapies, but many patients do not respond, and if they do respond, they typically relapse within a short time after treatment. There is currently no FDA-approved therapy and no consistent and effective therapy for SCLC patients who have platinum-resistant or -refractory disease after treatment failure with first-line combination therapy with either cisplatin or carboplatin. No new drugs have been approved by the FDA for the treatment of platinum-resistant or -refractory SCLC in nearly a decade.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile. Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors. Intravenous picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancer, and oral picoplatin is in a clinical trial in solid tumors. As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit http://www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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